SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 23, 2009

Stamford Industrial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25781	41-1844584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square, 21st Floor, Stamford Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 428-2200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 - Costs Associated with Exit or Disposal Activities.

Concord Steel, Inc. (“Concord”), a wholly owned subsidiary of Stamford Industrial Group, Inc. (the “Company”) determined that it will permanently reduce its workforce by 93 employees through closing its Essington, Pennsylvania manufacturing facility (“Essington”) and extending previous temporary layoffs at its other plants.

Concord continues to be adversely affected by the steep drop off in purchasing for the global infrastructure, construction, and residential markets as a result of the global financial crisis.  Although Concord has been taking broad-based cost cutting measures during the past twelve months, some of Concord’s customers have recently and unexpectedly announced closing or suspending operations at their fabrication facilities. As a result of the recent and unexpected business reductions, Concord expects to close operations at Essington by August 15, 2009 and to further reduce its work force levels and extend previous temporary layoffs at its Warren, Ohio and Chicago Heights, Illinois manufacturing facilities.

In addition, the Company intends to relocate its Stamford, Connecticut corporate headquarters by the end of August 2009, in efforts to continue to attempt to reduce its fixed cost structure.

It is expected that the actions listed above will result in recording an estimated pre-tax non-cash charge for fixed asset impairments in the quarter ended June 30, 2009 of approximately $3.0 million (excluding lease cancellation charges, if any).

The Company does not expect the Essington closing or the extension of temporary work force reductions to affect Concord’s ability to continue to serve its customers for counterweights and weldment products from its manufacturing facilities located in Chicago Heights, Illinois and Warren, Ohio.

Item 2.06 – Material Impairments.

The information described in Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

As previously disclosed, the recognition of a valuation allowance for deferred taxes requires management to make estimates and judgments about the Company’s future profitability which are inherently uncertain.  Deferred tax assets are reduced by a valuation allowance when, on a given date and in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company has updated its assessment of the realizability of its deferred tax assets in connection with, among other things, Concord’s steep drop off in sales, continued poor economic conditions, the Company’s previously disclosed violations of its senior secured credit facility as of June 30, 2009, ongoing discussions with its senior secured lenders, recent events and related concerns of whether it will be able to continue as a going concern.  Based on management’s assessment of these factors and its current belief that the Company will not likely realize sufficient taxable income in future years to utilize its deferred tax assets, the Company will record a full valuation allowance against its deferred tax assets in the quarter ended June 30, 2009.

As a result, the Company will record an estimated non-cash tax charge for the deferred tax asset valuation allowance of approximately $41.5 million in the quarter ended June 30, 2009.

Item 8.01 – Other Events.

The information described in Item 2.05 and 2.06 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-looking Statements

This Current Report on Form 8-K includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Registrant may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our inability to secure necessary financing, any inability to satisfactorily cure existing defaults under our credit agreement and continue to comply with the financial covenants and other obligations under our credit agreement or otherwise continue to operate as a going concern, our ability to implement our acquisition growth strategy and integrate and successfully manage any businesses that we acquire, our ability to continue to grow revenues in our operating divisions, our ability to use our net operating loss carry forward, changes in our relationship with customers, further changes in the demand for counterweights or the growth of the construction industry, changes in our relationship with our unionized employees, the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that use our products, further declines in the business of our customers, the loss of major customers, reductions to our deferred tax assets or recognition of such assets, the price of steel, and other factors described in the “Risk Factors” section of the Registrant’s filings with the Securities and Exchange Commission, including the Registrant’s latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.stamfordig.com or the Securities and Exchange Commission’s web site at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAMFORD INDUSTRIAL GROUP, INC.

By: /s/ Jonathan LaBarre Jonathan LaBarre Chief Financial Officer, Treasurer and Secretary

Dated: July 23, 2009